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                                                                     EXHIBIT 5.1


                          INVESTMENT ADVISORY AGREEMENT


          THIS INVESTMENT ADVISORY AGREEMENT is made as of _____________, 1996 between NICHOLAS-APPLEGATE SERIES TRUST, a Delaware business trust (the "Trust"), and NICHOLAS-APPLEGATE CAPITAL MANAGEMENT, a California limited partnership (the "Investment Adviser").

          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act");

          WHEREAS, the Trust currently offers shares of six series (each a "Series" and collectively the "Series"), including Nicholas-Applegate Core Growth Series, Nicholas-Applegate Emerging Growth Series, Nicholas-Applegate International Growth Series, Nicholas-Applegate Value Series, Nicholas-Applegate Diversified Income Series, and Nicholas-Applegate International Fixed Income Series; and

          WHEREAS, the Trust desires to retain the Investment Adviser to furnish investment advisory services to the Trust and each of its Series;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1.   APPOINTMENT.

               (a) The Trust hereby appoints the Investment Adviser to serve as investment adviser to each of the Series for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

               (b) In the event that the Trust establishes one or more series other than the Series with respect to which it desires to retain the Investment Adviser to serve as investment adviser hereunder, it will notify the Investment Adviser in writing. If the Investment Adviser is willing to render such services under this Agreement it will so notify the Trust in writing, whereupon such series will become a "Series" (as defined hereunder) and will be subject to the provisions of this Agreement to the same extent as the Series except to the extent that such provisions (including those relating to the compensation payable by the


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Series to the Investment Adviser) are modified with respect to such Series in writing by the Trust and the Adviser at the time.

          2. SERVICES. Subject to the supervision of the Trust's Board of Trustees (the "Board"), the Investment Adviser will provide a continuous investment program for each of the Series, including investment research and management with respect to all securities and investments and cash equivalents in the Series. The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to each Series. The Investment Adviser will provide the services under this Agreement in accordance with each Series' investment objective, policies and restrictions as stated in the Series' prospectus and statement of additional information, as currently in effect and as from time to time amended (collectively, the "Prospectus"), and resolutions of the Board. The Investment Adviser further agrees that it:

               (a) Will conform with all applicable rules and regulations of the Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law.

               (b) Will place all orders for the purchase and sale of portfolio securities for the account of each Series with brokers or dealers selected by the Investment Adviser. In executing portfolio transactions and selecting brokers or dealers, the Investment Adviser will use its best efforts to seek on behalf of the Trust and each Series the best available price and execution. In assessing the best overall terms available for any transaction, the Investment Adviser will consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the size of the order, the difficulty and risk of execution, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

          In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Investment Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to any Series and/or other


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accounts over which the Investment Adviser or any affiliate of the Investment
Adviser exercises investment discretion. The Investment Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission or spread for executing a portfolio transaction for any Series which is in excess of the amount of commission or spread another broker or dealer would have charged for effecting that transaction if, but only if, the Investment Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Investment Adviser to the particular Series and to the Trust. The Investment Adviser may also select brokers to execute portfolio transactions who have assisted in distributing the variable life insurance policies and variable annuity contracts for which the Series serve as the investment medium. The extent and continuation of these practices will be subject to periodic review by the Board.

          In executing portfolio transactions for any Series, the Investment Adviser may, but will not be obligated to, aggregate the securities to be sold or purchased with those of other Series and its other clients where such aggregation is not inconsistent with the policies set forth in the Prospectus, to the extent permitted by applicable laws and regulations. In such event, the Investment Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Series and such other clients.

               (c) Will maintain all books and records with respect to the securities transactions of the Series, keep books of account with respect to the Series and furnish the Board with such periodic and special reports as the Board may request.

               (d) Will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and shareholders of the Trust ("Investors") or those persons or entities who respond to inquiries concerning investment in the Trust, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder or under any other agreement with the Trust except after prior notification to and approval in writing by the


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Trust, which approval will not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Nothing contained herein, however, will prohibit the Investment Adviser from advertising to or soliciting the public generally with respect to other products or services, including, but not limited to, any advertising or marketing via radio, television, newspapers, magazines or direct mail solicitation, regardless of whether such advertisement or solicitation may coincidentally include prior or present Investors or those persons or entities who have responded to inquiries regarding the Trust.

               (e) Will obtain the prior written approval of the Board before retaining the services of any sub-adviser to manage the assets and portfolio investments of any Series (it being agreed that the Investment Adviser may retain the services of Rogge Global Partners, plc to serve as sub-adviser to the International Fixed Income Series).

          3. SERVICES NOT EXCLUSIVE. The Investment Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent. The investment management services furnished by the Investment Adviser hereunder are not deemed exclusive, and the Investment Adviser will be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

          4. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. In addition, the Investment Adviser agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

          5. EXPENSES. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other


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than the cost of securities (including brokerage commissions, if any) purchased for the Trust.

          6.   COMPENSATION.

          (a) For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, computed daily and paid monthly (in arrears), at the annual rates set forth in Schedule A hereto. Such fee as is attributable to each Series will be a separate charge to each such Series and will be the several (and not joint or joint and several) obligation of each such Series.

          (b) If a Series' expenses during a fiscal year (excluding interest, brokerage commissions, litigation expenses and certain other items) exceed any expense limitation imposed by the applicable securities laws of any state, the Investment Adviser will bear the amount of such excess to the extent required by such limitation.

          (c) The Investment Adviser may also from time to time voluntarily agree in writing to reduce its fees or reimburse other operating expenses to ensure that the expenses of a Series do not exceed certain limitations. In the event the Investment Adviser so agrees, then any such reduction or reimbursement shall be repaid by such Series to the Investment Adviser, without interest, at such later time or times as it may be repaid without causing the aggregate operating expenses of such Series to exceed such expense limitation; provided, however, that the Trust shall have no obligation to repay any such amount with respect to a Series upon termination of this Agreement with respect to such Series.

          7.   REPRESENTATIONS AND WARRANTIES.

          (a)  The Trust represents and warrants to the Investment Adviser that:
(i) it is a business trust duly organized and existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct its business in the State of Delaware and in such other jurisdictions wherein the nature of its activities or its properties owned or leased makes such qualification necessary; (ii) it is a registered open-end management investment company under the 1940 Act; (iii) a registration statement on Form N-1A under the Securities Act of 1933, as amended, on behalf of the Series is currently effective and


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will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Series being offered for sale; (iv) it is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement; and
(v) all requisite trust proceedings have been taken to authorize it to enter into and perform this Agreement.

          (b)  The Investment Adviser represents and warrants to the Trust that:
(i) it is a limited partnership duly organized and existing and in good standing under the laws of the State of California and is duly qualified to conduct its business in the State of California and in such other jurisdictions wherein the nature of its activities or its properties owned or leased makes such qualification necessary; (ii) it is empowered under applicable laws and by its partnership agreement to enter into and perform this Agreement; (iii) all requisite partnership proceedings have been taken to authorize it to enter into and perform this Agreement; and (iv) it is a registered investment adviser under the Investment Advisers Act of 1940 and applicable state laws.

          8.   LIMITATION OF LIABILITY; INDEMNIFICATION.

          (a) The Investment Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by a Series or the Trust in connection with the matters to which this Agreement relates, except for liability resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties, or by reason of the Investment Adviser's reckless disregard of its obligations and duties under this Agreement.

          The Trust will indemnify and hold harmless the Investment Adviser from and against all liabilities, damages, costs and expenses that the Investment Adviser may incur in connection with any action, suit, investigation or proceeding arising out of or otherwise based on any action actually or allegedly taken or omitted to be taken by the Investment Adviser with respect to the performance of its duties or obligations hereunder or otherwise as an investment adviser of the Trust and the Series; provided, however, that the Investment Adviser will not be entitled to indemnification with respect to any liability to the Trust or the Investors by reason of willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in


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the performance of its duties, or by reason of the Investment Adviser's reckless disregard of its obligations and duties under this Agreement.

          (b) The Investment Adviser acknowledges that it has received a copy of the Declaration of Trust of the Trust dated July 20, 1995. The Investment Adviser further acknowledges and agrees that the obligations of the Trust under this Agreement are not binding on any officers, trustees or shareholders of the Trust individually, but are only binding upon the assets and properties of the Trust. Moreover, the Declaration of Trust of the Trust provides that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series shall be enforceable against the assets and property of the Series only, and not against the assets and property of any other series of the Trust.

          9. DURATION AND TERMINATION. This Agreement will become effective with respect to each Series (currently in existence) on the date first written above. This Agreement will become effective with respect to any additional Series on the date of receipt by the Trust of notice from the Investment Adviser in accordance with Section 1(b) hereof that the Investment Adviser is willing to serve as investment adviser with respect to such Series.

          Unless sooner terminated as provided herein, this Agreement will continue in effect for a period of two years from the date hereof. Thereafter, if not terminated, this Agreement will continue in effect as to a particular Series for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of



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the outstanding voting securities of such Series. Notwithstanding the foregoing, this Agreement may be terminated as to any Series at any time, without the payment of any penalty, by the Trust (by vote of the Board or by vote of a majority of the outstanding voting securities of such Series), or by the Investment Adviser, upon not less than 60 days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities,"
"interested persons" and "assignment" have the same meaning as the meaning of such terms in the 1940 Act.)

          10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement will be effective as to a particular Series until approved by vote of a majority of the outstanding voting securities of such Series, except as permitted by the 1940 Act.

          11.  NOTIFICATION OF CHANGE OF PARTNERS.   During the term of this
Agreement, the Investment Adviser will notify the Trust of any change in the membership of the Investment Adviser's partnership within a reasonable time after such change.

          12. NOTICES. Notices of any kind to be given to the Investment Adviser hereunder by the Trust will be in writing and will be duly given if mailed, delivered or communicated by answer back facsimile transmission to the Investment Adviser at 600 West Broadway, 30th Floor, San Diego, California 92101, Facsimile: (619) 234-7726, Attention: President, or at such other address or to such individual as will be so specified by the Investment Adviser.
Notices of any kind to be given to the Trust hereunder by the Investment Adviser will be in writing and will be duly given if mailed or delivered to the Trust at 600 West Broadway, 30th Floor, San Diego, California 92101, Facsimile: (619) 234-7726, Attention: President, or at such other address or to such individual as will be so specified by the Trust to the Investment Adviser.

          13.  MISCELLANEOUS.

          (a) This Agreement constitutes the entire agreement and understanding between the parties hereto, and


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supersedes all prior agreements and understandings relating to the subject matter hereof.

          (b) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (c) If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

          (d) This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and will be governed by the internal laws, and not the law of conflicts of laws, of the State of California; provided that nothing herein will be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rule or regulation of the Securities and Exchange Commission thereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first above written.


                      NICHOLAS-APPLEGATE SERIES TRUST


                      By:
                          ----------------------------------
                      E. Blake Moore, Jr., Secretary



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                      NICHOLAS-APPLEGATE CAPITAL MANAGEMENT

                      By: Nicholas-Applegate Capital
                           Management Holdings, L.P., a
                           California limited partnership,
                           its General Partner

                      By: Nicholas-Applegate Capital
                           Management Holdings, Inc.,
                           its General Partner



                      By:
                          ----------------------------------
                      E. Blake Moore, Jr.
                      Secretary


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                                   SCHEDULE A

                            INVESTMENT ADVISORY FEES


          The Investment Adviser will be compensated for its services under the Agreement with respect to the Series at the following annual rates:

          1. For the Emerging Growth Series, 1.00% of the Series' average daily net assets.

          2. For the International Growth Series, 1.00% of the first $500 million of the Series' average daily net assets, 0.90% of the next $500 million and 0.85% of the Series's average daily net assets in excess of $1 billion.

          3. For the Core Growth Series and Value Series, 0.75% of the first $500 million of each such Series' average daily net assets, 0.675% of the next $500 million and 0.65% of the each such Series' average daily net assets in excess of $1 billion.

          4. For the International Fixed Income Series, 0.60% of the Series' average daily net assets.

          5. For the Diversified Series, 0.45% of the first $500 million of the Series' average daily net assets, 0.40% of the next $250 million and 0.35% of the Series' average daily net assets in excess of $750 million.



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